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                                                  Exhibit 99.1


Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, NJ 07663


FOR IMMEDIATE RELEASE--September 7, 1999
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     SADDLE BROOK, NEW JERSEY....VORNADO REALTY TRUST (NYSE:VNO) today announced that Vornado Realty L.P., the operating partnership through which Vornado Realty Trust conducts its business, has sold an aggregate of $325 million of 8.25% Series D-3 and D-4 Cumulative Redeemable Preferred Units to two institutional investors in private placements, resulting in net proceeds of approximately $316 million. The perpetual Preferred Units may be called without penalty at the option of Vornado Realty L.P. commencing in 2004.

     The securities have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     Vornado Realty Trust is a fully-integrated equity real estate investment trust.